INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement under the Securities Act of 1933 filed under Registration Statement No. 33-51626 of our report dated Janusry 15, 1999, relating to Schwartz Value Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the captions "Auditors" and "Financial Highlights" in such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dayton, Ohio
May 3, 1999